As filed with the Securities and Exchange Commission on April 4, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

Adecoagro S.A.
(Exact name of registrant as specified in its charter)

Grand Duchy of Luxembourg	None

(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification number)

Adecoagro S.A.
Société anonyme

Vertigo Naos Building, 6, Rue Eugène Ruppert,
L - 2453 Luxembourg
Tel: +352.2644.9372
(Address and Telephone of principal executive offices)

Gorka Fernandez Matute
Vertigo Naos Building, 6, Rue Eugène Ruppert,
L – 2453 Luxembourg
Email: Gorka.FernandezMatute@intertrustgroup.com
Tel: +352.2644.9256
(Name, Telephone, E-Mail and/or Facsimile number and Address of Company Contact Person)

Third Amended and Restated Restricted Share and Restricted Stock Unit Plan
(Full title of the plan)

Corporation Service Company
1180 Avenue of the Americas, Suite 210
New York, NY 10036
(800) 927-9801
(Name and address, including zip code, and telephone number, including area code, of agent for service of process)

With a copy to:
Peter A. Baumgaertner, Esq.
Frank Vivero, Esq.
Pillsbury Winthrop Shaw Pittman LLP
1540 Broadway
New York, New York 10036
(212) 858-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐

(do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)(3)	Proposed Maximum Aggregate Offering Price(2)(3)	Amount of Registration Fee(3)
Common shares, par value $1.50 per share	990,040	$11.44	$11,331,007.80	$1,313.26

(1)	The amount being registered also includes an indeterminate number of common shares which may be offered as a result of any stock splits, stock dividends and anti-dilution provisions and other terms in accordance with Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Calculated solely for the purpose of determining the registration fee pursuant to Rule 457(h) and Rule 457(c) under the Securities Act, based upon the average of the high and low sales prices for the common shares as quoted on the New York Stock Exchange on March 31, 2017, of $11.44 per share.

(3)	Rounded up to the nearest cent.

EXPLANATORY NOTE

On April 6, 2011, Adecoagro S.A., a company organized under the laws of Luxembourg (the “Company” or the “Registrant”), filed a Registration Statement on Form S-8 (the “2011 S-8 Registration Statement”) to register 1,801,038 shares of common stock of the Company, par value, $1.50 per share (“Common Shares”), for issuance pursuant to the Adecoagro S.A. Second Amended Restricted Share and Restricted Stock Unit Plan (the “Plan”). A Post-Effective Amendment No. 1 to the 2011 S-8 Registration Statement was filed on January 24, 2012 (the “2012 Post-Effective Amendment”) to reflect certain amendments to the Plan and to register the associated plan interests offered under the terms of the Plan. On September 18, 2015, the Company filed a Registration Statement on Form S-8 (the “2015 S-8 Registration Statement”) to register an additional 673,663 Common Shares under the Plan.

On March 15, 2016 and March 14, 2017, the Board of Directors approved amendments to the Plan to increase the aggregate number of Common Shares available for issuance under the Plan from 2,474,701 to 3,464,741 shares. The Registrant is filing this Registration Statement on Form S-8 (this “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) in accordance with the requirements under General Instruction E to Form S-8 to register an additional 990,040 Common Shares to be offered and sold pursuant to the Plan from time to time and to file a copy of the Third Amended Restricted Share and Unit Plan.

In accordance with General Instruction E to Form S-8, the Company hereby incorporates by reference the 2011 S-8 Registration Statement, the 2012 Post-Effective Amendment and the 2015 S-8 Registration Statement together with all exhibits filed therewith or incorporated therein by reference.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

* Pursuant to Rule 428(b)(1) under the Securities Act, the documents containing the information specified in Part I of Form S-8 will be sent or given to each participant in the Plan. These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II below, taken together, constitute the Section 10(a) prospectus. Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement in accordance with the introductory note to Part I of Form S-8.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed with the Commission by the Company, are incorporated herein by reference:

(a)	the description of the Company’s common shares contained in its Registration Statement on Form 8-A (File No. 001-35052) filed with the Commission on January 24, 2011 pursuant to Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which incorporates by reference the description of the Company’s common shares set forth under “Description of Share Capital” in the Company’s prospectus dated January 13, 2011 filed with the Commission on January 13, 2011, including any amendment or report filed for the purpose of updating such description;

(b)	the Company’s annual report on Form 20-F for fiscal year end 2015 filed with the Commission on April 27, 2016 (the “Annual Report”); and

(c)	all other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company’s Annual Report referred to in (b) above, including the Report of Foreign Private Issuer on Form 6-K filed on March 17, 2017 which includes the Company’s Unaudited Consolidated Interim Financial Statements as of and for the year-ended December 31, 2017.

All documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and to the extent, if at all, designated therein, certain reports on Form 6-K furnished by the Company prior to the filing of a post-effective amendment to this Registration Statement, which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement. Copies of these documents are not required to he filed with this Registration Statement.

Item 4. Description of Securities.

Not Applicable.

Item 5. Interests of Named Experts and Counsel.

Not Applicable.

Item 6. Indemnification of Directors and Officers.

Our directors are not held personally liable for the indebtedness or other obligations of the Company. As agents of the Company, they are responsible for the performance of their duties. Subject to the exceptions and limitations set forth below, every person who is, or has been, a director or officer of the Company shall be indemnified by the Company to the fullest extent permitted by law against liability and against all expenses reasonably incurred or paid by him in connection with any claim, action, suit or proceeding which he becomes involved as a party or otherwise by virtue of his being or having been such director or officer and against amounts paid or incurred by him in the settlement thereof. The words “claim”, “action”, “suit” or “proceeding” shall apply to all claims, actions, suits or proceedings (civil, criminal or otherwise including appeals) actual or threatened and the words “liability” and “expenses” shall include without limitation attorneys’ fees, costs, judgments, amounts paid in settlement and other liabilities.

No indemnification shall however be provided to any director or officer: (i) against any liability to the Company or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his office; (ii) with respect to any matter as to which he shall have been finally adjudicated to have acted in bad faith and not in the interest of the Company; or (iii) in the event of a settlement, unless the settlement has been approved by a court of competent jurisdiction or by our board of directors.

The right of indemnification herein provided shall be severable, shall not affect any other rights to which any director or officer may now or hereafter be entitled, shall continue as to a person who has ceased to be such Director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person. Nothing contained herein shall affect any rights to indemnification to which corporate personnel, including directors and officers, may be entitled by contract or otherwise under law.

Expenses in connection with the preparation and representation of a defense of any claim, action, suit or proceeding of the character described above shall be advanced by the Company prior to final disposition thereof upon receipt of any undertaking by or on behalf of the officer or director, to repay such amount if it is ultimately determined that he is not entitled to indemnification.

Item 7. Exemption from Registration Claimed.

Not Applicable.

Item 8. Exhibits

The Exhibits listed on the accompanying Exhibit Index are filed as a part of, and incorporated by reference into, this Registration Statement.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

i.	To include any prospectus required by Section 10(a)(3) of the Securities Act;

ii.	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

2.	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Buenos Aires, Argentina on April 4, 2017.

Adecoagro S.A.

By:	/s/ Mariano Bosch
Name:	Mariano Bosch
Title:	Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Mariano Bosch and Carlos A. Boero Hughes each his attorney-in-fact with full power of substitution for him in any and all capacities, to sign any amendments to this Registration Statement, including any and all pre-effective and post-effective amendments and to file such amendments thereto, with exhibits thereto and other documents in connection therewith, with the Commission, hereby ratifying and confirming all that said attorney-in-fact, or each his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Mariano Bosch	Chief Executive Officer,	March 31, 20l7
Mariano Bosch	Director

/s/ Carlos A. Boero Hughes	Chief Financial Officer,	March 31, 20l7
Carlos A. Boero Hughes	Chief Accounting Officer

/s/ Abbas Farouq Zuaiter	Chairman of the	March 31, 20l7
Abbas Farouq Zuaiter	Board of Directors

/s/ Alan Leland Boyce	Director	March 31, 20l7
Alan Leland Boyce

/s/ Guillaume van der Linden	Director	March 31, 20l7
Guillaume van der Linden

/s/ Marcelo Vieira	Director	March 31, 20l7
Marcelo Vieira

/s/ Plinio Musetti	Director	March 31, 2017
Plinio Musetti

/s/ Mark Schachter	Director	March 31, 2017
Mark Schachter

/s/ Marcelo Sanchez	Director	March 31, 2017
Marcelo Sanchez

/s/ Daniel Gonzalez	Director	March 31, 2017
Daniel Gonzalez

/s/ James David Anderson	Director	March 31, 2017
James David Anderson

/s/ Andrés Velasco Brañes	Director	March 31, 2017
Andrés Velasco Brañes

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Under the Securities Act, the undersigned, the duly authorized representative in the United States of Adecoagro S.A., has signed this Registration Statement in Newark, Delaware, on April 4, 2017.

Puglisi & Associates

By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director

EXHIBIT INDEX

Exhibit No.	Description

4.1	Amended and Restated Articles of Association of Adecoagro S.A., incorporated herein by reference to Exhibit 1.1 to the Company's Annual Report on Form 20-F for the year ended December 31, 2013 filed on April 30, 2014.

5.1*	Opinion of Elvinger Hoss Prussen, société anonyme, regarding the legality of the shares being registered

23.1*	Consent of PriceWaterhouse & Co. S.RL

23.2*	Consent of Elvinger Hoss Prussen, société anonyme (contained in Exhibit 5.1)

23.3*	Consent of Cushman & Wakefield Argentina S.A.

24.1*	Power of Attorney (included on the signature page hereto)

99.1	Amended and Restated Adecoagro/IFH 2004 Stock Incentive Option Plan, incorporated herein by reference to Exhibit 99.1 to the Registration Statement on Form S-8 filed on September 18, 2015

99.2	Adecoagro/IFH 2007/2008 Equity Incentive Plan, incorporated herein by reference to Exhibit 10.35 to the Company’s Amendment No. 1 to the registration statement on Form F-1 (File No. 333-171683)

99.3*	Third Amended and Restated Adecoagro S.A. Restricted Share and Restricted Stock Unit Plan,.

*Filed herewith